Offering Memorandum: Part II of Offering Document (Exhibit A to Form C)

PhorMed Inc

1999 Avenue Of The Stars, Suite1100

Century City, CA 90067

www.phormed.com

Up to $5,000,000.00 in Common Stock at $500.00 Minimum

Maximum Amount: 5,000,000.00

Target Amount: $10,000.00

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

PhorMed Inc., a Nevada corporation (“PhorMed,” the “Company,” “we,” “us”, or “our”), is conducting a Regulation Crowdfunding offering (this “Offering”) of shares of our Common stock (the “Shares” or the “Securities”), at a Share price of $1.00 subject to the conditions set forth in “This Offering and the Securities—The Securities.” We are offering, on a “best efforts” basis, (i) a minimum number of Shares whose offering price, including the related Investor Processing Fee (as defined below), meets (or just exceeds) $10,000 (the “Target Offering Amount”) and (ii) up to a maximum number of Shares whose offering price may be as much as, but will not be permitted to exceed, $5,000,000 (the “Maximum Offering Amount”).

The Offering is being made through DealMaker Securities LLC (CRD#315324, SEC# 008-70756, CIK# 0001872856) (the "Intermediary"). The Intermediary will be entitled to receive fees related to the purchase and sale of the Securities, which are for its services and that of its affiliates. Purchasers of the Securities must complete the purchase process through the Intermediary. All committed funds will be held in escrow with Enterprise Bank & Trust, a Missouri chartered trust company with banking powers (the “Escrow Agent”) until the Target Offering Amount has been met or exceeded and one or more closings occur. You may cancel an investment commitment until up to 48 hours prior to October 28, 2024 (the “Offering Deadline”), or such earlier time as the Company designates, pursuant to Regulation CF, using the cancellation mechanism provided by the Intermediary. The Intermediary has the ability to reject any investment commitment and may cancel or rescind the Company’s offer to sell the offered Shares at any time for any reason.

1

Company:

Company: PhorMed Inc

Address: 1999 Avenue Of The Stars, Century City, CA 90067

Form of Organization: Corporation

State of Incorporation: NV

Date Incorporated: May 15, 2019

Terms:

Equity

Target Offering Amount: $10,000.00 | 10,000 shares of Common Stock

Maximum Offering Amount (from oversubscriptions): $5,000,000.00 |5,000,000 shares of Common Stock*

Type of Security Offered: Common Stock

Purchase Price of Security Offered: $1.00

Minimum Investment Amount (per investor): $500.00

·	Calculations in US Dollars.

*Maximum Number of Shares Offered subject to adjustment for bonus shares.

Bonus info below:

Time-Based Bonuses**:

•	Invest within the 1st week and receive 20% bonus shares.
•	Invest within the 2nd week and receive 15% bonus shares.
•	Invest within the 3rd week and receive 10% bonus shares.
•	Invest within the 4th week and receive 5% bonus shares.

Holiday Bonus**

•	New Year's Bonus - Invest between December 24th, 2023 and Jan 1st, 2024 and receive 20% bonus shares

Volume Based Bonuses**:

•	If you invest >=$1,000, you will receive 5% bonus shares
•	If you invest >=$5,000, you will receive 10% bonus shares
•	If you invest >=$10,000, you will receive 15% bonus shares

**Investors cannot qualify for multiple bonuses in any single investment. If an investor qualifies for two bonuses the higher of the two bonuses will be applied. All perks occur after the offering is completed. The 1st week begins upon the filing of the Form C being reflected on the SEC’s EDGAR System, and concludes at 11:59 pm PST (6:59 am UTC the next day (UTC+7)). Time periods all begin at the conclusion of the previous period until the final period is exhausted. New Year’s Bonus begins at 12:00 am PST (7:00 am UTC (UTC +7)) and ends at 11:59 pm PST December 31, 2023 (6:59 am UTC the next day (UTC+7)).

Investors will only receive a single bonus, which will be the highest bonus rate they are eligible for.

The date of this Form C offering statement is October 26, 2023.

2

The Company and its Business

Company Overview

PhorMed, a biopharmaceutical company, a clinical development company, focusing on the development of human therapeutics that function at the cellular level. Our drug, RP-323, a repair therapy that targets along multiple cell lines, and fortunately these targets are important for the pathogenesis or development of several diseases, allowing it to become a Platform Technology. The Company’s focus is on developing treatments in oncology, neuroscience, and inflammation, and the primary indications in the pipeline are Acute Myeloid Leukemia (AML), Hodgkin's Lymphoma (HL) Parkinson's disease (PD) and Acute Respiratory Distress Syndrome (ARDS). Because of the drugs wide range of activity, the Company has been able to develop a pipeline off of a single molecule, building its platform technology. The Company's mission is to treat unmet medical needs by treating the cause rather than the symptom when possible. There are several mechanisms working in conjunction to treat these disorders. Read more at www.phormed.com.

Competitors and Industry

Currently, there are no first line treatments available in PD and ARDS. By proving concept, our technology could become first line treatments in AML, HL, PD, and ARDS, becoming a strong competitor in the market. We plan to partner with major pharmaceutical companies and/or large biotech companies who have very long reaching marketing arms world-wide. Our goal is to make our treatment available to patients in need within the space of oncology, inflammation, and Neuroscience.

Current Stage and Roadmap

Phase I/II trials are initiated under our FDA specified IND# 124642 for AML. We have completed the protocol and FDA submission package for Hodgkin's Lymphoma (HL) and in final review. An animal study has been completed for ARDS and findings have been promising, showing RP-323 to have anti-inflammatory benefits along multiple inflammatory pathways. Provided we raise adequate capital, we intend to pursue a Phase II human trial and in parallel conduct a second animal study in ARDS. Once the second animal study is complete, we plan to publish the findings. We are currently working with our clinical site to perfect a pre-clinical study for Parkinson's disease (PD) and once competed and submitted to the FDA, we expect to be in Phase I/II or Phase II trial. We have been fast tracked in AML and expect the same designations for HL, ARDS and PD. We plan to apply for orphan drug status where applicable.

3

The Team

Officers and Directors Name: Ben Chang

Ben Chang’s current primary role is with the Company. Positions and offices currently held with the Company:

•	Position: CEO

Dates of Service: March 15, 2021 - Present

Responsibilities: Manage daily business activity including clinical, IT and general operations. Salary is $275,000, and 2,500,000 common shares

•	Position: Director/CFO

Dates of Service: May 15, 2019 - Present

Responsibilities: Deal with all financial matters, investor relations and all patent matters

Name: Carole Salvador

Carole Salvador’s current primary role is with the Company. Position and offices currently held with the Company:

•	Position: Secretary, Treasurer and Human Resources

Dates of Service: May 15, 2019 - Present

Responsibilities: Manage all corporate documents and assist in filings and staffing and manages human resources. Salary will be 750,000 common shares

Other business experience in the past three years:

•	Employer: Affiliates in Psychology and Education

Title: Founder/Psychologist

Dates of Service: March 23, 2007 - Present

Responsibilities: Psychologist

The current number of employees of the Company are: 6

4

Risk Factors

The SEC requires the company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as hacking and the ability to prevent hacking).

Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

These are the risks that relate to the Company:

Uncertain Risk

An investment in the Company involves a high degree of risk and should only be considered by those who can afford the loss of their entire investment. Furthermore, the purchase of any of the common stock should only be undertaken by persons whose financial resources are sufficient to enable them to indefinitely retain an illiquid investment. Each investor in the Company should consider all of the information provided to such potential investor regarding the Company as well as the following risk factors, in addition to the other information listed in the Company's Form C. The following risk factors are not intended, and shall not be deemed to be, a complete description of the commercial and other risks inherent in the investment in the Company.

Our business projections are only projections

There can be no assurance that the Company will meet our projections. There can be no assurance that the Company will be able to find sufficient demand for our product, that people think it's a better option than a competing product, or that we will able to provide the service at a level that allows the Company to make a profit and still attract business.

Any valuation at this stage is difficult to assess

The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

The transferability of the Securities you are buying is limited

Any common stock purchased through this crowdfunding campaign is subject to SEC limitations of transfer. This means that the stock/note that you purchase cannot be resold for a period of one year. The exception to this rule is if you are transferring the stock back to the Company, to an "accredited investor," as part of an offering registered with the Commission, to a member of your family, trust created for the benefit of your family, or in connection with your death or divorce.

Your investment could be illiquid for a long time

You should be prepared to hold this investment for several years or longer. For the 12 months following your investment there will be restrictions on how you can resell the securities you receive. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. The Company may be acquired by an existing player in the pharmaceutical industry. However, that may never happen or it may happen at a price that results in you losing money on this investment.

If the Company cannot raise sufficient funds it will not succeed

The Company, is offering common stock in the amount of up to $5,000,000 in this offering, and may close on any investments that are made. Even if the maximum amount is raised, the Company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the Company itself or the broader economy, it may not survive. If the Company manages to raise only the minimum amount of funds, sought, it will have to find other sources of funding for some of the plans outlined in "Use of Proceeds."

5

We may not have enough capital as needed and may be required to raise more capital. We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we could be forced to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price. If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced lower, your ownership percentage would be decreased with the addition of more investors. If we are unable to find additional investors willing to provide capital, then it is possible that we will choose to cease our activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease our activity, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.

Terms of subsequent financings may adversely impact your investment.

We will likely need to engage in common equity, debt, or preferred stock financings in the future, which may reduce the value of your investment in the Common Stock. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms that are likely to be more favorable than the terms of your investment, and possibly a lower purchase price per share.

Management Discretion as to Use of Proceeds

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

Projections: Forward Looking Information

Any projections or forward looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management's best estimate of the probable results of our operations and will not have been reviewed by our independent accountants. These projections will be based on assumptions which management believes are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management's control. Therefore, actual results of operations will vary from such projections, and such variances may be material. Any projected results cannot be guaranteed.

6

We may never have an operational product or service

It is possible that there may never be an operational drug company or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

Minority Holder; Securities with Voting Rights

The common stock that an investor is buying has voting rights attached to them. However, you will be part of the minority shareholders of the Company and therefore will have a limited ability to influence management's decisions on how to run the business. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid out.

You are trusting that management will make the best decision for the company

You are trusting in management discretion. You are buying voting shares as a minority holder, and therefore must trust the management of the Company to make good business decisions that grow your investment.

Insufficient Funds

The company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case it will cease operating and you will get nothing. Even if we sell all the common stock we are offering now, the Company will (possibly) need to raise more funds in the future, and if it can't get them, we will fail. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because later investors might get better terms.

We are an early-stage company and have not yet generated any profits

PhorMed Inc was formed on 5/15/2019. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. PhorMed Inc has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

We are an early stage company and have limited revenue and operating history

The Company has a short history, few customers, and effectively no revenue. If you are investing in this company, it's because you think that the treatment is a good idea, that the team will be able to successfully market, and sell the product or service, that we can price them right and sell them to enough patients so that the Company will succeed. Further, we have never turned a profit and there is no assurance that we will ever be profitable.

7

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business

To be successful, the Company requires capable people to run its day to day operations. As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the Company's performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

We have a limited product and technology portfolio at the current time.

We have one (1) product in phase I/II clinical trials ("Acute Myelocytic Leukemia"). Our portfolio contains four (4) other indications with two (2) entering into phase I/II or phase II ("Hodgkin's Lymphoma", "Acute Respiratory Distress Syndrome") and two (2) in pre-clinical studies (“Parkinson's disease", ""Stroke"). There can be no assurance that any of our other product ideas will be successfully developed, prove to be efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed. There can be no assurance that any programs or technologies that we might license or acquire in the future will be successfully developed, prove to be efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

We must obtain governmental approval for each of our product candidates.

The development, production and marketing of our potential products are subject to extensive regulation by government authorities in the United States and most other developed countries. The process of obtaining approval from the Food and Drug Administration ("FDA") in the United States requires conducting extensive pre clinical and clinical testing. We have limited experience in, and limited resources available for, regulatory activities. Failure to comply with applicable regulations can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution. Any of the following events can occur and, if any did occur, any one could have a material adverse effect on our business, financial conditions and results of operations:

• difficulty in securing additional centers to conduct trials;

• difficulty in enrolling patients in conformity with required protocols or projected timelines;

• unexpected adverse reactions by patients or a temporary suspension or complete ban on trials of our products due to adverse side effects;

• clinical trials may not yield sufficiently conclusive results for regulatory agencies to approve the use of our lead product, other products in development, or any other products we may acquire or in license;

• there can be delays, sometimes long delays, in obtaining approval for its product candidates;

• the rules and regulations governing product candidates can change during the review process, which can result in the need to spend time and money for further testing or review;

• if approval for commercialization is granted, it is possible the authorized use will be more limited than we believe is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities; and

• once granted, approval can be withdrawn, or limited, if previously unknown problems arise with our human-use product or data arising from its use.

8

 These and other factors could delay marketing approval from the FDA or cause us to fail to receive any approval from the FDA or other governmental authorities. Trials are expensive, time-consuming and difficult to design and implement. Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process is also time-consuming, and we do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. Significant delays may adversely affect our financial results and the commercial prospects for potential products or any other products we may acquire or in-license, and delay our ability to become profitable. Product development costs and the need for collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

• changes to applicable regulatory requirements;

• unforeseen safety issues;

• determination of dosing issues;

• lack of effectiveness in the clinical trials;

• slower than expected rates of patient recruitment;

•   inability to monitor patients adequately during or after treatment;

• inability or unwillingness of medical investigators to follow our clinical protocols;

•   inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

• suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.

In addition, we or the FDA may suspend the clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in any Investigational New Drug Applications ("IND") or the conduct of these trials. A number of companies in the biotechnology and drug development industries have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

9

The results of our future clinical trials may not support the product candidate claims. Even if our clinical trials are completed as planned, their results may not support the product-candidate claims, or the FDA or government authorities may not agree with the conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that we will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of the NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

The rate of completion of our anticipated clinical trials will depend, among many other factors, on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for our products and any other product we may develop or in-license. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, recent improvements in existing drug therapy may make it more difficult for us to enroll patients in the clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

We face intense competition.

The industry is highly competitive, so, even if our products ultimately get approved by the FDA, their success depends on our management's ability to sustain competitive advantages. The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and are expected to be increasingly so in the future. Other larger and well funded companies have developed and are developing drugs that, if not similar in type to our drugs, are designed to address the same patient or subject population. Therefore, our lead product, other products in development, or any other products we may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use. If a competitor's product is better than ours, for whatever reason, then we could make less money from sales, if we are able to generate sales at all. There are many reasons why a competitor might be more successful than us, including:

• Most competitors have greater financial resources and can afford more technical and development setbacks than we can.

• Most competitors have been in the drug-discovery and drug-development business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval, and sales and marketing. This experience and their name recognition give them a competitive advantage over us.

• Some competitors may have a better patent position protecting their technology than we have or will have to protect our technology. If we cannot use our proprietary rights to prevent others from copying our technology or developing similar technology, then our competitive position will be harmed.

• Some companies with competitive technologies may move through stages of development, approval, and marketing faster than we do. If a competitor receives FDA approval before us, then it will be authorized to sell its products before we can sell our products. The first company "to market" often has a significant advantage over latecomers; a second-place position could result in less-than-anticipated sales.

• The recent completion of the sequencing of the human genome may result in an acceleration of competing products due to enhanced information about disease states and the factors that contribute to the disease.

10

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing, and distribution of pharmaceutical products. In order to market any products that may be approved by the FDA, we must build sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, our management has no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. If our management is unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We do not have any manufacturing facilities and expect to rely on one or more third-party manufacturers to properly manufacture any products we may develop or in-license and may not be able to quickly replace manufacturing capacity without the use of a third party's manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the Good Manufacturing Practices ("GMP") requirements, and the noncompliance could not be rapidly rectified. Our inability or reduced capacity to have any products we may develop, or in-license manufactured would prevent us from successfully commercializing our proposed products. Our dependence upon third parties for the manufacture of our proposed products may adversely affect our profit margins and our ability to develop and deliver proposed products on a timely and competitive basis. Any delays in formulation and manufacturing objectives may cause a delay in our clinical program and could have an adverse effect on any potential sales or profits.

We could occasionally become subject to commercial disputes that might harm our business by distracting our management from the operation of our business and by increasing expenses. If we do not prevail in such disputes, they could subject us to potential monetary damages and other remedies.

From time to time, we can become engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact of our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating the business and the cost of defending these disputes would reduce operating results. We may be subject to product liability claims. The development, manufacture, and sale of pharmaceutical products would expose us to the risk of significant losses resulting from product liability claims. Although management intends to obtain and maintain product liability insurance to offset some of this risk, we may be unable to secure such insurance, or we may not cover certain potential claims. We may not be able to afford to obtain product liability insurance due to rising costs in insurance premiums in recent years. If our management is able to secure insurance coverage, we may be faced with a successful claim in excess of our product liability coverage that could result in a material adverse impact on our business. If insurance coverage is too expensive or is unavailable, we may be forced to self-insure against product-related claims. Without insurance coverage, a successful claim against us and any defense costs incurred in defending us may have a material adverse impact on operations.

11

In-licensing of drug-development programs could result in operating difficulties, dilution, and other harmful consequences.

We may seek to in-license certain technologies but have only limited experience in these types of transactions. From time-to- time, management may engage in discussions regarding in-licensing or certain technologies management believes critical to our business. Any one of these transactions could have a material effect on our financial condition and operating results.

Our drug-development programs will depend upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities, medical institutions, and clinical research organizations to conduct pre-clinical and clinical trials under agreements. These collaborators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to the programs or pursue them as diligently as we would if it were undertaking such programs. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and the introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist the competitors at our expense, any competitive position would be harmed. If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests. Conflicts may arise in our collaborations due to one or more of the following:

• disputes with respect to payments that we believe are due under a collaboration agreement;

• disagreements with respect to ownership of intellectual property rights;

• unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

• delay of a collaborator's development or commercialization efforts with respect to drug candidates; or

• termination or non-renewal of the collaboration. In addition, with our collaborations, we may be required to agree not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that management may pursue, either alone or with others. Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

12

Our intellectual property rights are valuable, and our inability to protect them could reduce the value of our products, services, and brand. Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are critically important assets.

Events outside of our management's control could jeopardize our ability to protect our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services, if any, are distributed. In addition, the efforts our management has taken to protect our intellectual property rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming, and the unauthorized use of our intellectual property could cause these costs to rise significantly and materially affect the operating results.

While our goal is to obtain patent protection for our innovations, they may not be patentable or our management may choose not to protect certain innovations that later tum out to be important for our business.

Even if we do obtain protection for our potential innovations, the scope of protection gained may be insufficient or a patent issued may be deemed invalid or unenforceable, as the issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patenting process, enforcement of issued patents, and defense against claims of infringement are inherently costly and risky. We may not have the financial resources to defend our patents, thereby reducing our competitive position and our business prospects. Specific risks associated with the patent process include the following:

• The United States or foreign patent offices may not grant patents of meaningful scope based on the applications we have already filed and those we intend to file. If our current patents do not adequately protect our drug molecules and the indications for their use, then management will not be able to prevent imitation and any product may not be commercially viable.

• Some of the issued patents we now license may be determined to be invalid. If we have to defend the validity of our patents the costs of such defense could be substantial, and there is no guarantee of a successful outcome. In the event any of the patents in-licensed is found to be invalid, we may lose our competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements.

• In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use discoveries or to develop and commercialize technology and products without providing any compensation to us. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending the intellectual property rights. For example, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect us.

Although we try to avoid infringement, there is the risk that we may be sued for infringing patented technology owned by another person or entity.

For example, U.S. patent applications are confidential while pending in the Patent and Trademark Office, and patent offices in foreign countries often publish patent applications for the first time six months or more after filing. Further, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. In addition, defending or indemnifying a third party against a claim of infringement can involve lengthy and costly other legal actions, and there can be no guarantee of a successful outcome. Our management also seeks to maintain certain intellectual property as trade secrets. The secrecy of this information could be compromised by third parties, or intentionally or accidentally disclosed to others by our employees, which may cause us to lose any competitive advantage we enjoy from maintaining these trade secrets.

13

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, which could require us to pay damages, and which could limit our ability to use certain technologies in the future.

Companies in the pharmaceutical, biopharmaceutical and biotechnology industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations by others of intellectual property rights. As our products get closer to commercialization, there is greater possibility that we may become subject to an infringement claim based on use of the technology such that we would be unable to continue using the technology without obtaining a license or settlement from third parties. Any intellectual property claims, whether merited or not, could be time consuming and expensive to litigate and could cause us to divert critical management and financial resources to the resolution of such claims. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:• payment of damages, potentially treble damages, if we are found to have willfully infringed a party's patent rights; • injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or• we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Because we operate in the highly technical field of drug discovery and development, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party during the course of the party's relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

14

We have wide discretion as to the use of the proceeds of this Offering and may not choose to use the proceeds effectively.

We plan to use the net proceeds from this Offering for the purposes set forth under "Estimated Uses of Proceeds." However, we reserve the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which we deem to be in our best interests in order to address changed circumstances or opportunities. As a result of the foregoing, we will have discretion with respect to the use of the proceeds of this Offering and may apply the proceeds in ways with which you do not agree. Investors must depend upon our management's judgment as to the use of proceeds. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected. Investors will not participate in these decisions and must evaluate this risk.

We rely on highly skilled personnel and, if unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of the organization. Competition in the industry for qualified employees is intense and it is likely that certain competitors will directly target some of our employees. Our continued ability to compete effectively depends on our ability to retain and motivate existing employees. Management may also need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies and other emerging entrepreneurial companies, as well as universities and research institutions.

Competition for such individuals is intense, and we may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success. The CEO is not a majority shareholder and only has a minor role in daily operations and has major roles in other companies. Retaining him and/or replacing him with a qualified person may create hardship to the company and could hinder growth.

This Offering involves “rolling closings”, which may mean that earlier investors may not have the benefit of information that later investors have.

Once we meet our target amount for this offering, we may request that StartEngine instruct the escrow agent to disburse offering funds to us. At that point, investors whose subscription agreements have been accepted will become our investors. All early-stage companies are subject to a number of risks and uncertainties, and it is not uncommon for material changes to be made to the offering terms, or to companies' businesses, plans or prospects, sometimes on short notice. When such changes happen during the course of an offering, we must file an amended to our Form C with the SEC, and investors whose subscriptions have not yet been accepted will have the right to withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our investors and will have no such right.

15

Ownership and Capital Structure; Rights of the Securities

Ownership

The following table sets forth information regarding beneficial ownership of the Company's holders of 20% or more of any class of voting securities as of the date of this Offering Statement filing.

Stockholder Name	Number of Securities Owned	Type of Security Owned	Percentage
Prof. Richard L. Chang	40,615,000	Common Stock	77.33

The Company's Securities

The Company has authorized Common Stock, Preferred Stock, and Promissory Convertible Note. As part of the Regulation Crowdfunding raise, the Company will be offering up to 5,000,000 of Common Stock, not including bonus shares.

Common Stock

The amount of security authorized is 100,000,000 with a total of 52,523,767 outstanding.

Voting Rights

Each share of Common Stock entitles the holder to one vote.

Material Rights

There are no material rights associated with Common Stock.

Preferred Stock

The amount of security authorized is 10,000,000 with a total of 0 outstanding.

Voting Rights

The voting rights of any class of preferred stock may be designated by the board of directors at a future date.

Material Rights

The rights, preferences, privileges, and restrictions of any class of preferred stock may be designated by the board of directors at a future date.

16

What it means to be a minority holder

As a minority holder of common stock of the company, you will have limited rights in regard to the corporate actions of the company, including additional issuances of securities, company repurchases of securities, a sale of the company or its significant assets, or company transactions with related parties. Further, investors in this offering may have rights less than those of other investors and will have limited influence on the corporate actions of the company.

Dilution

Investors should understand the potential for dilution. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock. If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

Transferability of securities

For a year, the securities can only be resold:

•	In an IPO;

•	To the company;

•	To an accredited investor; and

•	To a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

17

Financial Condition and Results of Operations

Financial Condition

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Memorandum. This discussion contains forward looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors, and elsewhere in this Offering Memorandum.

Results of Operations

How long can the business operate without revenue:

Operations can continue throughout clinical operations without being revenue generating. The Company will raise the necessary funds so it becomes marketable to partners at which time the Company will solicit development partnerships with major pharmaceutical and large biotech companies one quarter way through any phase II trial to sell licensing rights in exchange of operating dollars. We will need roughly $1.5 million for operation then an additional $3.5 million to push the clinical operations to the desired stage. Operations will commence once the first $250,000 is raised by first operating with a skeleton staff, which is all that is needed the first 3 months for regulatory filings with the clinical site and FDA. With the first $1 million raised all filing activities will be conducted at the clinical site and within the first 6 months additional staff will be added. With the fist $5 million raised the Company will be fully operational and will continue to raise funds with the goal of raising $20 million or more. For the period ending 12/31/2022, the Company’s revenues were $0; its expenses were $1,477,413; and its assets were $589,273.

Foreseeable major expenses based on projections:

The major expenses for the company will consist of but not limited to payroll; 3rd party labor including clinical research organization (CRO) services which assist in Clinical Site and FDA filing preparation; clinical operations which includes patient treatment and data collection; patent management; and pipeline expansion.

Future operational challenges:

The Company expects additional approvals and further progress with the FDA; will continue to expand the patent portfolio; start treatment of new disease states with the expansion of the Company’s pipeline; and add clinical sites in and outside the United States.

Future challenges related to capital resources:

Low capital may slow patient enrollment or restrict expansion of additional clinical sites. The Company may choose to focus its resources to only 1 or 2 indications to control is expenditures.

18

Future milestones and events:

With the first $5 million the Company anticipates it will generate efficacy milestones (positive results) which would greatly increase the Company's value and potentially entice partnerships with non-dilutive development partners such as major pharmaceutical and large biotech companies who will offer large injections of development capital in exchange of licensing rights. This potential partnership would not be expected to have any dilution to investors or existing shareholders.

Liquidity and Capital Resources

What capital resources are currently available to the Company? (Cash on hand, existing lines of credit, shareholder loans, etc...)

The Company has $12,500 on hand. Based on current company expenditures, these funds will be depleted by the end of October 2023. The Company’s CEO has been loaning the Company money to cover rent and other overhead expenses when needed.

How do the funds of this campaign factor into your financial resources? (Are these funds critical to your Company operations? Or do you have other funds or capital resources available?)

We are currently offering a private placement of $10,000,000 equity funding over and above the crowd funding. The terms being offered are $1.00 per share with 20% bonus sharesThis campaign is critical to the Company’s operations. The Company does not currently have other funds, but the CEO has been loaning the Company money to cover the Company’s rent and other overhead expenses when needed. In the last three (3) years the Company received funds from the following sources:

NAME	DATE	EXEMPTION	TYPE	AMOUNT SOLD	USE OF PROCEEDS
StartEngine	Issued 2020	Regulation Crowdfunding	COMMON STOCK	$959,922	Overhead & Clinical Development
StartEngine	Issued 2021	Regulation Crowdfunding	COMMON STOCK	$552,686	Overhead & Clinical Development
StartEngine	Issued 2022	Regulation Crowdfunding	COMMON STOCK	$1,552,517	Overhead, Clinical Development and Patent Fees
Accredited Investor	12/15/22	Section 4(a)(2) of the securities act of 1933.	COMMON STOCK	$700,000	Study Drug Manufacturing

Are the funds from this campaign necessary to the viability of the Company? (Of the total funds that your company has, how much of that will be made up of funds raised from the crowdfunding campaign?)

Depending on the success of crowd funding the percentage of operational capital can be up to 99% from crowd funding campaign. If the Company finalizes discussions with investment bankers and/or brings on non-dilutive development partners, the percentage could drop to 10-33% from the crowdfunding campaign. If the Company only raises $10,000 from crowd funding the viability of the Company will need to rely on private placement fundraising to stay operational.

19

How long will you be able to operate the Company if you raise your minimum? What expenses is this estimate based on?

The Company will not be viable if it only raise the minimum of $10,000 and it will need to reply on raising funds and will need to increase its private placement offering dramatically.

How long will you be able to operate the company if you raise your maximum funding goal?

With a maximum raise of $5,000,000 the company will be able to operate for 30 months, pay CRO expenses, consultants, salaries, and general overhead which are all required to farthing clinical operations and its filings with the clinical site and FDA, and complete a Phase I/II study. The Company will also handle all of its USPTO filings, patent assignment paperwork, and pay legal and patent fees. The Company will continue its presence in social media and marketing to maintain investor awareness to its progress.

Are there any additional future sources of capital available to your Company?

(Required capital contributions, lines of credit, contemplated future capital raises, etc...)

The Company intends to generate additional working capital by licensing world-wide distribution rights to major pharmaceutical and large biotech companies. These transactions would be expected to be non-dilutive to current investors. Traditional amounts can range between $40-200 million and higher. A go-public transaction is also being considered as another exit strategy where an IPO could generate working capital.

Related Party Transactions

Effective on March 24, 2020, Richard Chang Holdings, LLC contributed to the Company the United States patent application titled “COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF ANTI-VIRAL AND SUPPRESSION OF PUMLIMARY INFLAMMATION” and all related intellectual property, inventions and trade secrets, data, and clinical study results, in exchange for the issuance of 10,000,000 shares of Company Common Stock.   Richard Chang Holdings, LLC owns approximately 77% of the outstanding shares of Company Common Stock and is therefore a related party.

Valuation

Pre-Money Valuation: $52,523,767.00

20

Valuation Details:

The Company calculated its pre-money valuation by first comparing the Market Cap of publicly traded biotech companies. Conditions to qualify are companies that have equal or less advancement of technologies in their pipeline in comparison to the Company. These conditions are as follows: The publicly traded companies must have at least 1 or 2 indications in a phase I/II or II clinical trial, but no more than 2; must not have any clinical trials in phase III; must be pre-revenue; and must not have any failed trials within the last 12 months.

In 2019, a few of the companies used as comparable are listed here. Protagonist Therapeutics (PTGX) $300 million with 2 drugs in Phase II; XOMA Corporation (XOMA) $140 million with 1 drug in Phase II; Pieris Pharmaceuticals (PIRS) $230 million with 2 drugs in Phase I/II.

By using the lowest figure of $140 million, the Company then discounted that amount by more than $100 million ($140mm less $101mm) to $39 million. In 2020 the Company added ARDS to its pipeline increasing the valuation by $12,500,00. In 2022 the Company raised $700,000 from a private investor creating its current valuation. The above valuation and all calculation's and supporting information were prepared by the Company.

Use of Proceeds

If we raise the Target Offering Amount of $10,000.00, we plan to use these proceeds as follows:

•	DealMaker Platform Fees

20.0%

•	Marketing

50.0%

Continued efforts on marketing to gain traction in the crowd funding campaign

•	Operations

30.0%

General overhead

21

If we raise the allotment amount of $5,000,000.00, we plan to use these proceeds as follows:

•	DealMaker Platform Fees

9.0%

•	Research & Development

35.0%

Clinical research administrator will work with 3rd party Clinical Research organization (CRO) to advance Clinical Site and FDA submissions. Protocols will be review by clinical sites and final submission packages assembled for submission to the clinical sites internal review board (IRB), and a Phase I/II study will be completed.

•	Marketing

3.0%

Continued efforts in marketing, pay marketing pass through fees.

•	General Overhead

20%

General overhead would include but not limited to legal, patent management, pipeline expansion USPTO filing, long term drug stability testing, rent, general office expenses, IT, travel, and new equipment purchases.

•	Company Employment

33.0%

Our clinical support staff (clinical research administrator/research consultant and administrative assistant) will work with CRO’s and clinical site to finalize protocols and complete submission packages to the FDA and handle all clinical site visits.

The Company may change the intended use of proceeds if our officers believe it is in the best interests of the Company.

Regulatory Information

Disqualification

No disqualifying event has been recorded in respect to the Company or its officers or directors.

Compliance Failure

The Ccompany has not previously failed to comply with the requirements of Regulation Crowdfunding; provided, however, the Company’s C-AR/Annual Report for the year ending 2022 which was filed on October19, 2023 was not timely filed.

22

Ongoing Reporting

The Company will file a report electronically with the SEC annually and post the report on its website no later than April 29 (120 days after Fiscal Year End). Once posted, the annual report may be found on the Company's website at www.phormed.com (http://www.phormed.com/investor-relations/public-filings/).

The Company must continue to comply with the ongoing reporting requirements until:

(1)  it is required to file reports under Section 13(a) or Section lS(d) of the Exchange Act;

(2)  it has filed at least four (4) annual reports pursuant to Regulation Crowdfunding and has more than four thousand (4000) holders of record and has total assets that do not exceed $10,000,000;

(3)  it or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or

(4)	it liquidates or dissolves its business in accordance with state law.

Intermediary Investing Process

The Company has engaged DealMaker Securities LLC (the “Intermediary”) , a broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of Financial Industry Regulatory Authority (“FINRA”) to utilize its services and those of its affiliates as a platform for the Offering. Broker will receive a cash commission equal to eight and one half percent (8.5%) of the amount raised in the Offering, activation fee of $17,500, and $2,000/month for software access and account management. Broker’s affiliates have also been engaged for services associated with the Offering.

In order to purchase the Securities, you must make a commitment to purchase by completing the subscription process hosted by the Intermediary, including complying with the Intermediary’s know your customer (KYC) and anti-money laundering (AML) policies. If an Investor makes an investment commitment under a name that is not their legal name, they may be unable to redeem their Security indefinitely, and neither the Intermediary nor the Company are required to correct any errors or omissions made by the Investor.

Investor funds will be held in escrow with the Escrow Agent until the Target Offering Amount has been met or exceeded and one or more closings occur. Investors may cancel an investment commitment until up to 48 hours prior to the Offering Deadline, or such earlier time as the Company designates pursuant to Regulation CF, using the cancellation mechanism provided by the Intermediary. If an investor does not cancel an investment commitment before the 48-hour period prior to the Offering Deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

The Company will notify Investors when the Target Offering Amount has been reached. If the Company reaches the Target Offering Amount prior to the Offering Deadline, it may close the Offering early provided (i) the expedited Offering Deadline must be twenty-one (21) days from the time the Offering opened, (ii) the Company must provide at least five (5) business days’ notice prior to the expedited Offering Deadline to the Investors and (iii) the Company continues to meet or exceed the Target Offering amount on the date of the expedited Offering Deadline.

23

Investment Cancellations

Investors will have up to 48 hours prior to the end of the offering period to change their minds and cancel their investment commitments for any reason. Once the offering period is within 48 hours of ending, investors will not be able to cancel for any reason, even if they make a commitment during this period.

Notifications

Investors will receive periodic notifications regarding certain events pertaining to this offering, such as the Company reaching its Target Offering Amount, the Company making an early closing, the Company making material changes to its Form C, and the offering closing at its target date.

Material Changes

Any material changes to the Offering, such as a change in minimum offering amount, change in security price, and change in management, etc. would necessitate a reconfirmation. If the Company makes a material change to the offering terms or other information disclosed, including a change to the Offering Deadline, Investors will be given five business days to reconfirm their investment commitment. If Investors do not reconfirm, their investment will be cancelled, and the funds will be returned.

Rolling and Early Closings

The Company may elect to undertake rolling closings, or an early closing after it has received investment interests for its Target Offering Amount. During a rolling closing, those investors that have committed funds will be provided five days’ notice prior to acceptance of their subscriptions, release of funds to the Company, and issuance of Securities to the Investors. During this time, the Company may continue soliciting investors and receiving additional investment commitments. Investors should note that if Investors have already received their securities, they will not be required to reconfirm upon the filing of a material amendment to the Form C. In an early closing, the Offering will terminate upon the new target date, which must be at least five days from the date of the notice.

Investor Limitations

Investors are limited in how much they can invest on all crowdfunding offerings during any 12-month period. The limitation on how much they can invest depends on their net worth (excluding the value of their primary residence) and annual income. If either their annual income or net worth is less than $124,000, then during any 12-month period, they can invest up to the greater of either $2,500 or 5% of the greater of their annual income or Net worth. If both their annual income and net worth are equal to or more than $124,000, then during any 12-month period, they can invest up to 10% of annual income or net worth, whichever is greater, but their investments cannot exceed $124,000. If the investor is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act, as amended, no investment limits apply.

24